As filed with the Securities and Exchange Commission on July 22, 2011

Registration No. 333-174908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	41-1883639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5402 Parkdale Drive, Suite 101

Minneapolis, Minnesota 55416

(952) 215-0660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
James G. Gilbertson	Avron L. Gordon, Esq.
Chief Financial Officer	Brett D. Anderson, Esq.
Granite City Food & Brewery Ltd.	Jen Randolph Reise, Esq.
5402 Parkdale Drive, Suite 101	Briggs and Morgan, P.A.
Minneapolis, Minnesota 55416	2200 IDS Center
(952) 215-0660	Minneapolis, Minnesota 55402
(Name, address, including zip code, and telephone number,	(612) 977-8400 (phone)
including area code, of agent for service)	(612) 977-8650 (fax)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☐           Accelerated filer  ☐             Non-accelerated filer  ☐     Smaller reporting company  ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock (par value $0.01 per share)	7,043,247	(3)	$3.68	$25,919,148.96	$3,009.21	(4)

(1)

Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act and based upon the average of the high and low sale prices for one share of common stock on June 13, 2011, as reported by the NASDAQ Capital Market.

(3)

This amount represents 6,000,000 shares issuable upon the conversion of Series A Convertible Preferred Stock (the “Series A Preferred”) held by a selling shareholder named in the prospectus contained herein, 984,086 shares that may become issuable as dividends on the Series A Preferred through December 31, 2013, 40,000 shares issuable upon the exercise of warrants held by certain selling shareholders named in the prospectus contained herein, and 19,161 shares held by certain selling shareholders named in the prospectus contained herein.

(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction in which the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2011

Prospectus

7,043,247 Shares

Granite City Food & Brewery Ltd.

Common Stock

The shareholders identified under the caption “Selling Shareholders” are offering and selling 7,043,247 shares of our common stock under this prospectus.  Such shares include 6,000,000 shares of common stock issuable upon the conversion of preferred stock, an estimated 1,000,000 shares which may become issuable as dividends upon such preferred stock through December 31, 2013, and 40,000 shares issuable upon the exercise of warrants.  We are not selling any securities under this prospectus and we will not receive any part of the proceeds from this offering.

Our common stock is listed on the NASDAQ Capital Market under the symbol “GCFB.”  On July 21, 2011, the closing sale price of our common stock was $2.90 per share.

Investing in our securities involves a high degree of risk.  You should review Risk Factors beginning on page 6 for information that you should consider carefully before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                               .

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act.  Accordingly, we file reports, proxy statements and other information with the SEC.  You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.  We maintain a website at www.gcfb.net, which is also accessible at www.gcfb.com.  The information contained in, or accessible through, our website is not a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act.  This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC.  For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC.  The information incorporated by reference is considered to be part of this registration statement.  Information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

•                                          Annual Report on Form 10-K for the fiscal year ended December 28, 2010;

•                                          Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2011;

•                                          Current Reports on Form 8-K filed on February 14, 2011, February 24, 2011, March 21, 2011, April 11, 2011, May 16, 2011, May 17, 2011 and May 31, 2011; and

•                                          Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 000-29643) filed on December 22, 2005, as the same may be amended from time to time.

We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents.  Please direct written requests to Monica A. Underwood, Vice President of Finance and Secretary, Granite City Food & Brewery Ltd., 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416.  Please direct telephone requests to Ms. Underwood at (952) 215-0660.

PROSPECTUS SUMMARY

Overview

Because this is a summary, it does not contain all the information that may be important to you.  You should read this entire document carefully, including the other information to which we refer you, before you decide to invest.

We are a Modern American upscale casual restaurant chain.  As of July 14, 2011, we operated 26 restaurants in 11 Midwestern states featuring on-premises breweries, substantially all of which operate under the name of Granite City Food & Brewery®.  We believe our menu features high quality yet affordable family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  We believe that the sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  We had net losses of approximately $4.5 million for the fiscal year ended December 28, 2010, approximately $9.6 million for the fiscal year ended December 29, 2009, and approximately $15.8 million for the fiscal year ended December 30, 2008.  As of March 29, 2011, we had an accumulated deficit of approximately $55.8 million.

We operate a centrally-located beer production facility in Ellsworth, Iowa which facilitates the initial stage of our patented brewing process.  We believe that this brewing process improves the economics of microbrewing as it eliminates the initial stages of brewing and storage at multiple locations, thereby reducing equipment and development costs at new restaurant locations.  Additionally, having a common starting point, the beer production creates consistency of taste for our product from restaurant to restaurant.  The initial product produced at our beer production facility is transported by truck to the fermentation vessels at each of our restaurants where the brewing process is completed.  In 2007, we were granted a patent by the United States Patent Office for this brewing process.  We received another patent in June 2010 for an apparatus for distributed production of beer.  We believe that our current beer production facility, which opened in June 2005, has the capacity to service up to 35 restaurant locations.

Our industry can be significantly affected by changes in economic conditions, discretionary spending patterns, consumer tastes, and cost fluctuations.  In recent years, consumers have been under increased economic pressures and as a result, many have changed their discretionary spending patterns.  Many consumers are dining out less frequently than in the past and/or have decreased the amount they spend on meals while dining out.  To offset the negative impact of decreased sales, we undertook a series of initiatives to renegotiate the pricing of various aspects of our business, effectively reducing our cost of food, insurance, payroll processing, shipping, supplies and most recently, our property and equipment rent.  We have implemented marketing initiatives designed to increase brand awareness and help drive guest traffic.  Although we saw positive results in guest counts and same-store sales in 2010, we continue to monitor economic conditions carefully as they relate to our overall business.

We were incorporated on June 26, 1997, as a Minnesota corporation and became a publicly traded company in June 2000.  Our corporate offices are located at 5402 Parkdale Drive, Suite 101, Minneapolis, Minnesota 55416, and our telephone number is (952) 215-0660.

Recent Developments

In May 2011, we completed a preferred stock financing transaction with Concept Development Partners LLC, or CDP, by issuing 3,000,000 shares of Series A Convertible Preferred Stock to CDP for $9.0 million pursuant to a stock purchase agreement.  CDP acquired control of our company through its purchase of newly issued preferred stock and a related shareholder and voting agreement with DHW Leasing, L.L.C., or DHW.  On the same date, we completed our previously announced common stock repurchase from DHW by repurchasing 3,000,000 shares of common stock for approximately $7.1 million pursuant to a stock repurchase agreement.  Contemporaneous with these transactions, we entered into a $10.0 million credit agreement with Fifth Third Bank providing for a secured term loan in the amount of $5.0 million, which was advanced in a single borrowing on the date of closing, and a secured line of credit agreement in the amount of $5.0 million.  The line of credit loan and the term loan agreements mature on May 9, 2014.  Also on that same date, we purchased an approximately two-acre site in Troy, Michigan, together with all plans, permits and related assets associated with the property, from Dunham Capital Management, L.L.C., an affiliate of DHW, for approximately $2.6 million pursuant to a real estate purchase agreement.

Upon the closing of the May 2011 preferred stock financing transaction, we appointed five persons designated by CDP to our board and two persons designated by CDP as executive officers of our company.  In particular, Robert J. Doran succeeded Steven J. Wagenheim as our full-time chief executive officer.  Dean S. Oakey was elected our chief concept officer and became a full-time employee.  Fouad Z. Bashour, Robert J. Doran, Michael S. Rawlings, Louis M. Mucci, and Michael H. Staenberg became members of our board, with Mr. Bashour serving as chairman of our board.

The preferred stock we issued to CDP has preference over the common stock in the event of an involuntary or voluntary liquidation or dissolution of our company.  We are obligated to pay 9% dividends on the preferred stock through 2013, one-half of which is in the form of common stock.  The consent of at least a majority of the preferred stock is required for us to authorize stock on a parity with or preferential to the preferred stock, to adversely amend the rights of the preferred stock, or to make a material acquisition of another company or sale of substantially all our assets.  Prior to conversion, the holder of Series A Preferred is entitled to 0.77922 votes per preferred share on all matters submitted to our shareholders, subject to proportionate adjustment upon adjustment to the conversion price under the certificate of designation upon a stock split or reverse stock split.  Finally, each share of Series A Preferred is convertible into two shares of our common stock, at the holder’s option, prior to December 31, 2014 and is automatically convertible on the first business day on or after December 31, 2014, on which the average closing sale prices of our common stock for the trading days within the 90 calendar day period ending on the date prior to the automatic conversion date is greater than $4.00 per share.  The powers, preferences, rights and limitations of such series are as set forth in the related certificate of designation and the foregoing description is qualified in its entirety by reference to such certificate of designation.

As a result of the May 2011 transaction, CDP became our controlling shareholder.  As of July 14, 2011, CDP beneficially owned approximately 72.1% of our common stock, representing 6,000,000 shares issuable upon conversion of 3,000,000 shares of Series A Preferred owned by CDP, 1,666,666 shares over which CDP has voting power pursuant to a shareholder and voting agreement and irrevocable proxy between CDP and DHW dated May 10, 2011, and 15,914 shares of common stock issued to CDP as dividend shares on June 30, 2011.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below.  You should consider carefully these risk factors, the other information included in this prospectus and the other information to which we refer you, before you decide to invest.

Risks Related to Our Business

We have a history of losses and no assurance of future profitability.  We have incurred losses in each fiscal year since inception.  We had net losses of approximately $87,000 for the fiscal quarter ended March 29, 2011, approximately $4.5 million for the fiscal year ended December 28, 2010 and approximately $9.6 million for the fiscal year ended December 29, 2009.  As of March 29, 2011, we had an accumulated deficit of approximately $55.8 million.  We cannot assure you that we will materially increase our revenue, and even if we substantially increase our revenue, we cannot assure you that we will achieve profitability or positive cash flow.  If we do achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future because our operating results can be affected by changes in guest tastes, the popularity of handcrafted beers, economic conditions, and the level of competition in our markets.

We may fail to realize the anticipated benefits of the CDP transaction.  Our future performance may depend on our ability to realize the benefits of our May 2011 preferred stock issuance to Concept Development Partners, or CDP, which we refer to as the CDP transaction.  We may not successfully execute our growth strategy of building new restaurants, creating private dining rooms, expanding bar areas of existing restaurants and improving our technology.  Furthermore, even with the related lease restructuring and permanent rent reductions, we may not be able to continue to generate cash flow from operations, and we will need substantial capital in the future to grow our business.  If we are not able to develop successful strategies and implement a business plan that achieves these objectives and benefits from our relationship with CDP, the benefits of the CDP transaction may not be realized, which would have an adverse impact on our company and the market price of our shares.

We recently replaced a majority of the members of our board and made changes in our senior management, including our chief executive officer.  Our failure to successfully capitalize on these management changes or the failure of new senior management to successfully manage our operations may adversely affect our business.  Effective May 10, 2011, upon the closing of the CDP transaction, four of our incumbent directors resigned, the size of our board was increased from seven to eight persons, and the following persons were elected to our board:  Fouad Z. Bashour, Robert J. Doran, Louis M. Mucci, Michael S. Rawlings and Michael H. Staenberg.  Mr. Bashour was also appointed to serve as our Chairman of the Board and Mr. Doran was also elected to serve as our Chief Executive Officer.  Our future success depends on the ability of our board and our senior management team to work together with our pre-existing senior management team to successfully implement our strategies and manage our operations.

Disruptions in the national economy and the financial markets have adversely impacted our business and may further impact our business.  The restaurant industry has been adversely affected by economic factors, including the deterioration of national, regional and local economic conditions, declines in employment levels, and shifts in consumer spending patterns, since 2008.  Disruptions in the overall economy and volatility in the financial markets have reduced, and may continue to reduce, consumer confidence in the economy, negatively affecting consumer restaurant spending, which could adversely affect our financial position and results of operations.  As a result, any decrease in cash flow generated from our business could adversely affect our financial position and our ability to fund our operations.  In addition, macroeconomic disruptions, as well as the restructuring of various commercial and investment banking organizations, could adversely affect our ability to access the credit and equity markets.  This disruption in the credit and equity markets has also adversely affected the availability of financing for our operations and expansion.  There can be no assurance that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets, or increase liquidity and the availability of credit.  If the economy does not successfully recover from the economic downturn that began to affect the restaurant industry in 2008, we cannot assure you that we can reduce costs to a level necessary to offset potentially lower revenue.  Depending upon the future economic conditions, we may need to raise additional capital and/or close restaurants to continue operating.

CDP has substantial control over us, which could reduce your ability to receive a premium for your shares through a change in control.  In May 2011, CDP acquired beneficial ownership of a majority of our common stock.  In addition, under our stock purchase agreement with CDP dated February 8, 2011, CDP nominated five persons to serve on our board of directors.  Finally, CDP and DHW, formerly our majority shareholder and the direct or indirect landlord of 17 of our locations, have entered into a shareholder and voting agreement, pursuant to which:

•                                          DHW agrees to vote its shares for CDP’s five nominees to our board of directors;

•                                          CDP agrees to vote its shares for DHW’s two nominees to our board of directors;

•                                          at any meeting of our shareholders, DHW agrees to vote its shares in the same manner as CDP on any other matter presented to the shareholders; and

•                                          DHW granted an irrevocable proxy to CDP to vote all of the shares of our common stock which are owned by DHW.

As a result of the foregoing, CDP has a significant influence on the outcome of all corporate actions requiring shareholder approval independent of how our other shareholders may vote, including:

•                                          the election of our directors;

•                                          any amendment of our articles of incorporation or bylaws;

•                                          the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets; and

•                                          the defeat of any non-negotiated takeover attempt that might otherwise benefit our other shareholders.

The decline in visitors to retail centers, shopping malls, or entertainment centers where our restaurants are located which began in 2008 has negatively affected and could continue to negatively affect our restaurant sales and may require us to record an impairment charge for restaurants performing below expectations.  Our restaurants are primarily located in high-activity areas such as retail centers, shopping malls, lifestyle centers, and entertainment centers.  We depend on high visitor rates at these centers to attract guests to our restaurants.  Given current economic conditions, consumers have been under increased economic pressures and as a result, many have changed their discretionary spending patterns.  Many consumers are dining out less frequently than in the past and/or have decreased the amount they spend on meals while dining out.  As guest traffic decreases, lower sales result in decreased leverage that leads to declines in operating margins.  If visitor rates to these centers continue to decline due to economic or political conditions, anchor tenants closing in retail centers or shopping malls in which we operate, further changes in consumer preferences or shopping patterns, higher frequency of online shopping, further changes in discretionary consumer spending, increasing gasoline prices, or otherwise, our revenue could decline and adversely affect our results of operations, including the possible need to record an impairment charge for restaurants that are performing below expectations.

Changes in discretionary consumer spending could negatively impact our results.  Our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence.  In a weak economy, our customers have reduced and may continue to reduce their level of discretionary spending which impacts the frequency with which our customers choose to dine out and the amount they spend when they do dine out, thereby reducing our revenue.  Adverse economic conditions could continue to reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, results of operations and cash flows.

Our geographic concentration could have a material adverse effect on our business, results of operations and financial condition.  We operate restaurants in the Midwestern United States and may be particularly susceptible to adverse trends and economic conditions in this geographic market, including its labor market, which could adversely impact our operating results.

Less mature restaurants may vary in profitability and levels of operating revenue.  Our less mature restaurants typically experience higher operating costs in both dollars and as a percentage of revenue when compared to mature restaurants due to the inefficiencies typically associated with less mature restaurants.  Some or all of our less mature restaurants may not attain operating results similar to those of our mature restaurants.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.  Our leases generally are long term in nature.  While several lease terms have been reduced as a result of the October 2009 debt conversion transaction with DHW, most of our leases have 13 to 20 years remaining on their terms with options to renew in five-year increments (at increased rates).  All of our leases require fixed annual rent, although some require payment of additional contingent rent if restaurant sales exceed a negotiated amount.  Generally, our leases are “triple net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities.  We generally cannot cancel these leases.  Future sites that we lease are likely to be subject to similar long-term non-cancelable leases.  If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term.

Our business is subject to seasonal fluctuations.  Historically, sales in most of our restaurants have been higher during the second and third quarters of each year.  As a result, it is probable that our quarterly operating results and comparable restaurant sales will continue to fluctuate as a result of seasonality.  Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales of any particular future period may decrease.

You should not rely on past increases in our average restaurant revenues or our comparable restaurant sales as an indication of future operating results because they may fluctuate significantly.  A number of factors historically have affected, and are likely to continue to affect, our average restaurant revenue and/or comparable restaurant sales, including, among other factors:

•                                          our ability to execute our business strategy effectively;

•                                          our ability to expand;

•                                          initial sales performance by our restaurants;

•                                          the timing of restaurant openings and related expenses;

•                                          levels of competition in one or more of our markets; and

•                                          general economic conditions and consumer confidence.

Our same store sales decreased from 2008 into 2010.  Continued decreases in our same store sales could cause the price of our common stock to decrease.

Our profitability depends in large measure on food, beverage and supply costs which are not within our control.  We must anticipate and react to changes in food, beverage and supply costs.  Various factors beyond our control, including climatic changes and government regulations, may affect food and beverage costs.  Specifically, our dependence on frequent, timely deliveries of fresh beef, poultry, seafood and produce subjects us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions, which could adversely affect the availability and cost of any such items.  Historically, commodity prices have fluctuated, often increasing, due to seasonal or economic issues and we cannot assure you that we will be able to anticipate or react to increasing food and supply costs in the future.  We are also subject to the general risks of inflation.  Our restaurants’ operating margins are further affected by fluctuations in the price of utilities such as electricity and natural gas, whether as a result of inflation or otherwise, on which the restaurants depend for their energy supply.  The failure to anticipate and respond effectively to an adverse change in any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

If our distributors or suppliers do not provide food and beverages to us in a timely fashion, we may experience short-term supply shortages, increased food and beverage costs, and quality control problems.  We have entered into contracts through 2016 with certain suppliers of raw materials (primarily hops) for minimum purchases both in terms of quantity and in pricing.  However, if the national distributor that provides food and beverages to all our restaurants, or other distributors or suppliers, cease doing business with us, we could experience short-term supply shortages in some or all of our restaurants and could be required to purchase food and beverage products at higher prices until we are able to secure an alternative supply source.  If these alternative suppliers do not meet our specifications, the consistency and quality of our food and beverage offerings, and thus our reputation, guest patronage, revenue and results of operations, could be adversely affected.  In addition, any delay in replacing our suppliers or distributors on acceptable terms could, in extreme cases, require us to remove temporarily items from the menus of one or more of our restaurants, which also could materially adversely affect our business, financial condition, results of operations and cash flows.

Our inability to successfully and sufficiently increase menu prices to address cost increases could result in a decline in margins.  We utilize menu price increases to help offset cost increases, including increased costs for food commodities (such as pork, beef, fish, poultry and dairy products), minimum wages, employee benefits, insurance arrangements, construction, energy, fuel, and other costs.  Although we do not believe we have experienced significant consumer resistance to our past price increases, we cannot provide assurance that future price increases will not deter guests from visiting our restaurants or affect their purchasing decisions.  If we are unsuccessful at raising prices, our business, financial condition, results of operations and cash flows could be harmed.

The need for additional advertising may arise, which could increase our operating expenses.  We have generally relied on our high profile locations, operational excellence, “word-of-mouth,” and limited paid advertising to attract and retain restaurant guests.  During 2010, our radio and television advertising costs accounted for less than one percent of our net sales.  Should we conclude that additional paid advertising is necessary to attract and retain guests, our operating expenses could increase and our financial results could be adversely affected.

Changes in consumer preferences as a result of new information regarding diet, nutrition and health could negatively impact our results.  Our operating results may be affected by changes in guest tastes, the popularity of handcrafted beers, general economic and political conditions and the level of competition in our markets.  Our continued success depends, in part, upon the popularity of micro-brewed beers and casual, broad menu restaurants.  Shifts in consumer preferences away from these beers and this dining style could materially adversely affect any future profitability.  In addition, our success depends on our ability to adapt our menu to trends in food consumption.  If consumer eating habits change significantly and we are unable to respond with appropriate menu offerings, it could materially affect demand for our menu offerings resulting in lost customers and adversely impact our business, financial condition, results of operations and cash flows.

Health concerns or negative publicity regarding our restaurants or food products could affect consumer preferences and could negatively impact our results of operations.  Like other restaurant chains, consumer preferences could be affected by health concerns or negative publicity concerning food quality, illness and injury generally, such as negative publicity concerning salmonella, E. coli, “mad cow” or “foot-and-mouth” disease, publication of government or industry findings concerning food products served by us, or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants.  This negative publicity may adversely affect demand for our food and could result in a decrease in customer traffic to our restaurants.  A decrease in customer traffic to our restaurants as a result of these health concerns or negative publicity could materially adversely affect our business, financial condition, results of operations and cash flows.

We may be unable to recruit, motivate and retain qualified employees.  Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including trained brewing personnel, restaurant managers, kitchen staff and wait staff.  Qualified individuals needed to fill these positions could be in short supply in one or more of our markets.  In addition, our success depends upon the skill and experience of our restaurant-level management teams.  Our inability to recruit, motivate and retain such individuals may result in high employee turnover which could have a material adverse effect on our business, financial condition, results of operations and cash flows.  Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.

The loss of key personnel could adversely affect our business.  Our success depends to a significant extent on the performance and continued service of members of our senior management and certain other key employees.  Competition for employees with such specialized training and deep backgrounds in the restaurant industry is intense and we cannot assure you that we will be successful in retaining such personnel.  In addition, we cannot assure you that employees will not leave or compete against us.  If the services of any member of management become unavailable for any reason, it could adversely affect our business and prospects.

We may be unable to successfully compete with other restaurants in our markets.  The restaurant industry is intensely competitive.  There are many well-established competitors with greater financial, marketing, personnel and other resources than ours, and many of such competitors are well established in the markets where we have restaurants.  Additionally, other companies may develop restaurants with similar concepts in our markets.  Any inability to successfully compete with restaurants in our markets could prevent us from increasing or sustaining our revenue and result in a material adverse effect on our business, financial condition, results of operations and cash flows.  We may also need to make changes to our established concept in order to compete with new and developing restaurant concepts that become popular within our markets.  We cannot assure you that we will be successful in implementing such changes or that these changes will not increase our expenses.

Our success depends on our ability to protect our proprietary information.  Failure to protect our trademarks, service marks, trade secrets and patents could adversely affect our business.  Our business prospects depend in part on our ability to develop favorable consumer recognition of the Granite City Food & Brewery name.  Although our service marks are federally registered trademarks with the United States Patent and Trademark Office, our trademarks could be imitated in ways that we cannot prevent.  We rely on trade secrets, proprietary know-how, concepts and recipes.  Our methods of protecting this intellectual property may not be adequate, however, and others could independently develop similar know-how or obtain access to our trade secrets, proprietary know-how, concepts and recipes.  If future trademark registrations are not approved because third parties own these trademarks, our use of these trademarks would be restricted unless we enter into arrangements with the third party owners, which might not be possible on commercially reasonable terms or at all.  Moreover, we may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of trade secrets, proprietary know-how, concepts or recipes.  Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future, and may result in a judgment or monetary damages.

In May 2007, the United States Patent and Trademark Office granted us a patent for our proprietary beer brewing process.  This patent covers the method and apparatus for maintaining a centralized facility for the production of unfermented and unprocessed hopped wort (one of the last steps of the beer brewing production process) which is then transported to our restaurant fermentation tanks where it is finished into beer.  We received another patent in June 2010 for an apparatus for distributed production of beer.  Our patents may be successfully challenged by others or invalidated.  In addition, any patents that may be granted to us may not provide us a significant competitive advantage.  We also have an additional patent application pending with the United States Patent and Trademark Office relating to a method of production of beer for distribution.  We cannot provide assurance that any additional patents will be granted.  If we fail to protect or enforce our intellectual property rights successfully, our competitive position could suffer.  We may be required to spend significant resources to monitor and protect our intellectual property rights.  We may not be able to detect infringement and may lose competitive position in the market.

Our operations depend upon governmental licenses or permits.  Our business depends upon obtaining and maintaining required food service, liquor and brewing licenses for each of our restaurants.  If we fail to hold all necessary licenses, we may be forced to close affected restaurants or limit the food and beverage offerings at our affected locations.  We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as licensing requirements of states and municipalities where we operate restaurants.  Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to cease brewing and selling our beer.  Typically, licenses must be renewed annually and may be revoked and suspended for cause at any time.  Although we do not anticipate any significant problems in obtaining required licenses, permits or approvals, any delays or failures to obtain required licenses, permits or approvals could delay existing operations or expansion.  We are at risk that state regulations concerning brewery restaurants or the interpretation of these regulations may change.

Regulations affecting the operation of our restaurants could increase our operating costs and restrict expansion.  We are subject to a variety of federal and state labor laws, such as minimum wage and overtime pay requirements, unemployment tax rates, workers’ compensation insurance rates and citizenship requirements.  Government-mandated increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities or a reduction in the number of states that allow tips to be credited toward minimum wage requirements could increase our labor costs and reduce our operating margins.  In addition, the Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment.  Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for, disabled persons.

We may face liability under dram shop statutes.  Our sale of alcoholic beverages subjects us to “dram shop” statutes in some states.  These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person.  If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Litigation could have a material adverse effect on our business.  We are, from time to time, the subject of complaints or litigation from guests alleging food borne illness, injury or other food quality, health or operational concerns.  We could be adversely affected by publicity resulting from such allegations, regardless of whether such allegations are valid or whether we are liable.  We are also subject to complaints or allegations from former or current employees from time to time.  A lawsuit or claim could result in an adverse decision against us that could have a materially adverse effect on our business.  Additionally, the costs and expense of defending ourselves against lawsuits or claims, regardless of merit, could have an adverse impact on our business and could cause variability in our results compared to expectations.

Compliance with changing regulation of corporate governance, public disclosure and financial accounting standards may result in additional expenses and affect our reported results of operations.  Keeping informed of, and in compliance with, changing laws, regulations and standards relating to corporate governance, public disclosure and accounting standards, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act, as well as new and proposed SEC regulations, NASDAQ Stock Market rules and accounting standards, has required an increased amount of management attention and external resources.  Compliance with such requirements may result in increased general and administrative expenses and an increased allocation of management time and attention to compliance activities.  Additionally, changes to existing rules or current practices may adversely affect our reported financial results.

We may be exposed to potential risks relating to our internal controls over financial reporting.  If we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.  In addition, if our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with its audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we could receive a qualified or adverse audit opinion on those financial statements.  In that event, the market for our common stock could be adversely affected.

Increases in state or federal minimum wage or required benefits could negatively impact our operating results.  Various federal and state labor laws govern our relationship with our employees, including such matters as minimum wage requirements, overtime and working conditions.  There have been increases in the federal and some state minimum wage requirements, and there may be additional increases in the future.  Some states in which we operate, specifically Illinois and Ohio, have minimum wages that are higher than the federal level.  A substantial majority of employees working in our restaurants receive compensation equal to the applicable minimum wage, and future increases in the minimum wage will increase our operating expenses.  In addition, some states have periodically proposed laws that would require companies such as ours to provide health benefits to all employees.  Additional governmental mandates such as an increased minimum wage, an increase in paid leaves of absence, extensions of health benefits or increased tax reporting and payment requirements for employees who receive gratuities, could negatively impact our operating results.

Limitations in our insurance coverage could adversely affect our operations in certain circumstances.  We have comprehensive insurance, including workers’ compensation, employee practices liability, general liability, business interruption, fire and extended coverage and property insurance.  However, there are certain types of losses which may be uninsurable or not economically insurable.  Such hazards may include earthquake, hurricane and flood losses.  If such a loss should occur, we would, to the extent that we are not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties.  Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which we may be liable could adversely affect our ability to continue to conduct our business or to develop future restaurants.  We cannot assure you that any insurance coverage we maintain will be adequate, that we can continue to obtain and maintain such insurance at all, or that the premium costs will not rise to an extent that they adversely affect our business or our ability to economically obtain or maintain such insurance.

Risks Related to Restaurant Expansion

We have significant capital needs and cannot give assurance that financing will be available to us to pursue expansion.  We require significant capital for our operations and for expansion.  We have had no restaurant expansion since February 2009 due to concerns over the economy and the lack of capital to develop additional restaurants.  We intend to enhance existing restaurants to increase their revenue potential and will seek to develop at least one new restaurant within 12 months following the May 2011 closing of the CDP transaction.

We cannot assure you that we will be able to obtain financing for expansion on favorable terms or at all.  If we raise additional capital through the issuance of our equity securities, such issuance may be at prices below the market prices of our common stock, and our shareholders may suffer significant dilution.  Further, additional debt financing, if available, may involve significant cash payment obligations, covenants and financial ratios that restrict our ability to operate and grow our business, and would cause us to incur additional interest expense and financing costs.  The failure to obtain financing for growth could materially adversely affect our business, financial condition, results of operations and cash flows.  Further, if debt financing does become available, we may be adversely affected by changes in interest rates.  Changes in interest rates will also affect our lease rates and can be expected to adversely impact our operating results.

Our business could be materially adversely affected if we are unable to expand in a timely and profitable manner.  To continue to grow, we must open new restaurants on a profitable basis.  The capital resources required to develop each new restaurant are significant.  Expansion may be delayed or curtailed:

•                                          if we are unable to obtain acceptable equipment financing of restaurants;

•                                          if future cash flows from operations fail to meet our expectations;

•                                          if costs and capital expenditures for restaurant development exceed anticipated amounts;

•                                          if we incur unanticipated expenditures related to our operations; or

•                                          if we are required to reduce prices to respond to competitive pressures.

We estimate that our cost of opening a new Granite City Food & Brewery restaurant, leased from a third party, ranges from $1.0 million to $1.5 million, which includes furniture, fixtures and equipment and pre-opening costs.  This assumes land and building costs are financed by a developer under a sale-leaseback arrangement.  Actual costs may vary significantly depending upon a variety of factors, including the site and size of the restaurant, conditions in the local real estate and employment markets, and leasing arrangements.

Even with adequate financing, we may experience delays in restaurant openings which could materially adversely affect our business, financial condition, results of operations and cash flows.  Our ability to expand depends upon a number of factors, some of which are beyond our control, including:

•                                          identification and availability of suitable restaurant sites;

•                                          competition for restaurant sites;

•                                          securing required governmental approvals, licenses and permits;

•                                          the availability of, and our ability to obtain, adequate supplies of ingredients that meet our quality standards; and

•                                          recruitment of qualified operating personnel, particularly general managers and kitchen managers.

In addition, we may enter geographic markets in which we have no prior operating experience.  These new markets may have demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns different than those present in our existing markets, which may cause any new restaurants to be less successful than our existing restaurants.

Unanticipated costs or delays in the development or construction of future restaurants could prevent our timely and cost-effective opening of future restaurants.  We rely upon contractors for the construction of our restaurants.  After construction, we invest heavily in leasehold improvements for completion of our restaurants.  Many factors could adversely affect the costs and time associated with the development of future restaurants, including:

•                                          availability of labor;

•                                          shortages of construction materials and skilled labor;

•                                          management of construction and development costs of restaurants;

•                                          adverse weather;

•                                          unforeseen construction problems;

•                                          environmental problems;

•                                          zoning problems;

•                                          federal, state and local government regulations, including licensing requirements;

•                                          modifications in design; and

•                                          other increases in costs.

Any of these factors could give rise to delays or cost overruns which may prevent us from developing future restaurants within anticipated budgets and expected development schedules. Any such failure could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be able to manage expansion. Even if we successfully recommence expansion, we will face many additional business risks, including the risk that our existing management, information systems and financial controls will be inadequate. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that expansion will impose on management and these systems and controls. Expansion also will place increased demands on human resources, purchasing and restaurant opening teams. If we fail to continue to improve management, information systems and financial controls, or if we encounter unexpected difficulties during expansion, we may be unable to grow and/or maintain current levels of operating performance in our existing restaurants.

Risks Related to our Securities

Fluctuations in our operating results may decrease the price of our securities. Our operating results may fluctuate significantly because of several factors, including the operating results of our restaurants, changes in food and labor costs, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, nutritional concerns and discretionary spending patterns, competitive factors, the skill and the experience of our restaurant-level management teams, the maturity of each restaurant, adverse weather conditions in our markets, our ability to recommence expansion, and the timing of future restaurant openings and related expenses. Consequently, our operating results may fall below the expectations of public market analysts and investors for any given reporting period. In that event, the price of our common stock would likely decrease.

Shareholders may have difficulty selling our common stock. We cannot assure you of an active public market for our common stock. Selling our common stock may be difficult because of the limited quantity of shares that may be bought and sold in the public market, the possibility that transactions may be delayed, and a low level of security analyst and news media coverage. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock.

Our articles of incorporation, bylaws and Minnesota law may discourage takeovers and business combinations that our shareholders might consider in their best interests. Anti-takeover provisions of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. For example, our board of directors, without further shareholder approval, may issue up to 7,040,000 additional shares of preferred stock and fix the powers, preferences, rights and limitations of such class or series, which could adversely affect the voting power of our common stock. In May 2011, we issued 3,000,000 shares of 9% Series A Preferred to CDP. In addition, our Amended and Restated Bylaws provide for an advance notice procedure for the nomination of candidates to our board of directors that could have the effect of delaying, deterring or preventing a change in control. Further, as a Minnesota corporation, we are subject to provisions of the Minnesota Business Corporation Act, or MBCA, regarding “control share acquisitions” and “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our board of directors to issue undesignated preferred stock, our advance notice procedure for nominations, and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company not approved by our board of directors.

If we do not maintain our NASDAQ listing, purchasers of our shares may have difficulty reselling our shares. We need to maintain certain financial and corporate governance qualifications to keep our shares listed on the NASDAQ Capital Market. We cannot assure you that we will at all times meet the criteria for continued listing. If we fail to maintain such qualifications, including a minimum bid price of $1.00, our shares may be delisted.

In December 2009, NASDAQ transitioned the listing of our common stock from the NASDAQ Global Market to the NASDAQ Capital Market. We requested this transition to avoid delisting from NASDAQ due to our failure to comply with NASDAQ’s $15 million market value of public float requirement for continued listing on the NASDAQ Global Market. We implemented a reverse stock split in January 2010 due to our failure to comply with NASDAQ’s $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market. There can be no assurance that our stock price will continue to meet the minimum bid price requirement under NASDAQ’s rules.

In addition, we could also be subject to delisting from the NASDAQ Capital Market if we fail to maintain compliance with the other requirements for continued listing on such market. In the event of delisting, trading, if any, would be conducted in the over-the-counter market on the OTC Bulletin Board or in the so-called “pink sheets”. In addition, our shares could become subject to the SEC’s “penny stock rules.” These rules would impose additional requirements on broker-dealers who effect trades in our shares, other than trades with their established customers and accredited investors. Consequently, the delisting of our shares and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our shares, which may adversely affect your ability to resell our shares. If any of these events take place, you may not be able to sell as many shares as you desire, you may experience delays in the execution of your transactions and our shares may trade at a lower market price than they otherwise would.

We have registered a substantial number of shares for future sale by our current investors and the sale of those shares could adversely affect our stock price. In February 2010, we registered for resale approximately 1.1 million shares of our common stock, including shares issuable upon the exercise of warrants or the conversion of convertible debt. If any of the foregoing shares, or additional shares that may become eligible for resale into the public market from time to time, are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could be adversely affected.

We have outstanding contractual commitments to register approximately 7.0 million additional shares for future sale by our current investors and the sale of substantial amounts of our stock could make it difficult for purchasers to recover the full value of their investments. Among other securities, we are contractually obligated to register the 6.0 million shares of common stock issuable upon conversion of our Series A Preferred and the dividends we are required to issue in the form of common stock on such preferred stock through December 31, 2013, which we have estimated to be an additional 1.0 million shares. We cannot predict the effect, if any, that market sales of such quantities of our common stock, or the availability of this quantity of our common stock for market sales, will have on the market price of our common stock. Upon the effectiveness of the registration statement of which this prospectus forms a part, the selling shareholders may sell their shares in the public market through any means described under the caption “Plan of Distribution.” If our existing shareholders sell substantial amounts of our common stock in the public market following this offering, or if there is a perception that these sales may occur, the market price of our common stock could decline.

SPECIAL NOTE REGARDING OUR FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this prospectus and the documents incorporated herein by reference, the words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates” and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption “Risk Factors.” Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described herein and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. Unless otherwise noted, the shares listed below represent the shares that the selling shareholders beneficially owned on July 14, 2011. The number of shares in the column captioned “Number of Shares Being Offered” represents all of the shares that the selling shareholders may offer under this prospectus. Percentage of outstanding shares beneficially owned is based on 4,654,067 shares of common stock issued and outstanding at July 14, 2011, plus the derivative securities beneficially owned by each selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

	Shares of Common Stock					Shares Beneficially
	Beneficially Owned Prior			Number of		Owned After
Name and Address of	to Offering(1)			Shares Being		Offering(1)
Selling Shareholder	Number		Percent	Offered		Number		Percent
Concept Development Partners LLC	7,682,580	(2)	72.1	7,000,000	(3)	0	(4)	0
5724 Calpine Drive
Malibu, CA 90265

Michael N. Ash	25,619	(5)	*	20,000	(6)	5,619		*
4628 Calle de Vida
San Diego, CA 92124

Henry Travers Living Trust	3,247		*	3,247		0		0
704 Tomar Court
Sious Falls, SD 57105

Lowell L. Hansen II	4,460	(7)	*	3,158	(6)	1,302		*
4701 South Minnesota
Sioux Falls, SD 57105

Dennis Aanenson	2,105	(6)	*	2,105	(6)	0		0
1600 N. A Avenue
Sioux Falls, SD 57104

Dunham Capital Management, L.L.C.	38,355	(8)	*	2,105	(6)	36,520		*
230 S. Philips Ave., Suite 202
Sioux Falls, SD 57104

LOFT, LLC	6,498	(8)	*	2,105	(6)	4,393		*
3120 W. Bitterroot St.
Sioux Falls, SD 57108

Robert Novak	5,160	(8)	*	2,105	(6)	3,055	*
800 S. Riverward Drive
Sioux Falls, SD 57106

LaShalle F. Rogen	2,974	(8)	*	2,105	(6)	869	*
48274 258th St.
Brandon, SD 57005

James L. Spencer	2,974	(8)	*	2,105	(6)	869	*
7814 Quail Run Circle
Wichita, KS 67205

Rudy E. Roddel Living Trust	1,579	(6)	*	1,579	(6)	0	0
7600 E. Pine Lake Drive
Sioux Falls, SD 57110

Judy L. Roddel Living Trust	1,579	(6)	*	1,579	(6)	0	0
7600 E. Pine Lake Drive
Sioux Falls, SD 57110

Robert A. deWit	3,410	(9)	*	1,054	(6)	2,356	*
4700 N. Northview
Sioux Falls, SD 57107

*                                         Represents less than one percent.

(1)                                  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of July 14, 2011. Percentages beneficially owned assume the conversion of 3,000,000 shares of Series A Preferred into 6,000,000 shares of common stock.

(2)                                 As set forth in the Schedule 13D filed on May 20, 2011 by Concept Development Partners LLC, a Delaware limited liability company (“CDP”), CIC Partners Firm LP, a Delaware limited partnership, CIC II LP, a Delaware limited partnership, CIC II GP LLC, a Delaware limited liability company, CDP-ME Holdings, LLC, a Delaware limited liability company, and CDP Management Partners, LLC, a Delaware limited liability company. Represents beneficial ownership of 7,682,580 shares of our common stock, including 6,000,000 shares issuable upon conversion of 3,000,000 shares of Series A Preferred owned by CDP, and 1,666,666 shares over which CDP has voting power pursuant to a shareholder and voting agreement and irrevocable proxy between CDP and DHW dated May 10, 2011. Excludes 984,086 shares that may become issuable as dividends on the Series A Preferred through December 31, 2013.

(3)                                  Represents 6,000,000 shares issuable upon conversion of 3,000,000 shares of our Series A Preferred, 984,086 shares that may become issuable as dividends on the Series A Preferred through December 31, 2013, and 15,914 shares of common stock issued as dividend shares on June 30, 2011.

(4)                                  The shareholder and voting agreement and irrevocable proxy between CDP and DHW dated May 10, 2011 terminates on, if not before, the date on which CDP and its affiliates no longer own any of our capital stock.

(5)                                  Includes 20,000 shares issuable upon the exercise of warrants.

(6)                                  Represents shares issuable upon the exercise of warrants.

(7)                                  Includes 3,158 shares issuable upon the exercise of warrants.

(8)                                  Includes 2,105 shares issuable upon the exercise of warrants.

(9)                                  Includes 1,054 shares issuable upon the exercise of warrants.

Sales to Selling Shareholders

On May 10, 2011, we issued 3,000,000 shares of Series A Preferred to CDP pursuant to a stock purchase agreement, dated February 8, 2011, as amended. The powers, preferences, rights and limitations of such series are as set forth in the related certificate of designation and the following description is qualified in its entirety by reference to such certificate of designation. The preferred stock has preference over the common stock in the event of an involuntary or voluntary liquidation or dissolution of our company. We are obligated to pay 9% dividends on the preferred stock through 2013, one-half of which is in the form of common stock. The consent of at least a majority of the preferred stock is required for us to authorize stock on a parity with or preferential to the preferred stock, to adversely amend the rights of the preferred stock, or to make a material acquisition of another company or sale of substantially all our assets. Prior to conversion, the holder of Series A Preferred is entitled to 0.77922 votes per preferred share on all matters submitted to our shareholders, subject to proportionate adjustment upon adjustment to the conversion price under the certificate of designation upon a stock split or reverse stock split. Finally, each share of Series A Preferred is convertible into two shares of our common stock, at the holder’s option, prior to December 31, 2014 and is automatically convertible on the first business day on or after December 31, 2014, on which the average closing sale prices of our common stock for the trading days within the 90 calendar day period ending on the date prior to the automatic conversion date is greater than $4.00 per share.

On May 11, 2011, we issued a warrant for the purchase of 20,000 shares of our common stock to each of two of our landlords. These securities were issued in consideration of rent reductions. The warrants became exercisable immediately, expire five years after the date of issuance, and have an exercise price of $3.32 per share, which amount equals the per share closing price of our common stock on the NASDAQ Capital Market on the date of issuance.

In addition, at various times during 2009 we entered into agreements with certain of our landlords, all accredited investors, for rent reductions. In consideration of such rent reductions, we issued five-year warrants to purchase an aggregate of 206,195 shares of our common stock to such landlords. The warrants issued to these landlords included the right to receive notice of, and to participate in, this resale registration. Pursuant to the exercise of such incidental registration rights, this registration statement includes 3,247 shares issuable upon the exercise of the 2009 landlord warrants.

Registration Rights of Selling Shareholders

We have also entered into a registration rights agreement with CDP which grants CDP certain registration rights applicable to the shares of our common stock issuable upon conversion of their preferred shares, which we refer to as the registrable shares. Under the registration rights agreement, shares cease to be registrable shares ten years after closing of the CDP transaction or earlier upon being effectively registered under the Securities Act and disposed of, having been sold to the public pursuant to Rule 144 or another exemption from the securities laws, or becoming eligible for resale under Rule 144 without volume limitations. We agreed to file this registration statement with the SEC within 75 calendar days after closing of the CDP transaction, and to use our best efforts to cause this registration statement to become effective within 120 days after such closing. We will use our best efforts to keep the registration statement continuously effective until all the registrable securities cease to be registrable securities. We will pay our fees and expenses associated with the registration and have agreed to customary indemnification provisions.

Our subscription agreement with each of the landlords who received warrants in May 2011 and during 2009 provided that they have the right to have the shares of common stock issuable upon exercise of such warrants registered for resale when we file a resale registration statement, such as the registration statement of which this prospectus forms a part.

Material Relationships with Selling Shareholders

CDP is our controlling shareholder. As of July 14, 2011, CDP beneficially owned approximately 72.1% of our common stock, representing 6,000,000 shares issuable upon conversion of 3,000,000 shares of Series A Preferred owned by CDP and 1,666,666 shares over which CDP has voting power pursuant to a shareholder and voting agreement and irrevocable proxy between CDP and DHW dated May 10, 2011. Each of CDP, CDP-ME and CDP Management has a principal place of business at 5724 Calpine Drive, Malibu, California 90265. CDP is majority owned by CIC CDP LLC, a Delaware limited liability company (“CIC CDP LLC”), which is itself a wholly-owned subsidiary of CIC Fund II. CIC Fund II is an investment fund managed by its general partner, CIC II GP, and ultimately owned and controlled by CIC Partners, a mid-market private equity firm headquartered in Dallas, Texas. CIC Partners is jointly owned and managed by Messrs. Marshall Payne, Drew Johnson, Michael S. Rawlings, Fouad Z. Bashour and James C. Smith. CIC Partners, CIC Fund II and CIC II GP each have a principal place of business at 500 Crescent Court, Suite 250, Dallas, Texas 75201. CDP’s board of directors consists of Messrs. Fouad

Z. Bashour, Michael S. Rawlings, Dean S. Oakey and Robert J. Doran. CDP is minority owned by CDP-ME and CDP Management. Both CDP-ME and CDP Management are investment companies jointly owned and managed by Messrs. Oakey and Doran. Messrs. Payne, Johnson, Rawlings, Bashour, Oakey and Doran, as well as CIC Partners, CIC Fund II, CIC II GP, CDP-ME and CDP Holdings, disclaim beneficial ownership of such securities.

Upon the May 2011 closing of the transaction contemplated by the stock purchase agreement dated February 8, 2011, as amended, we appointed five persons designated by CDP to our board and two persons designated by CDP as executive officers of our company. In particular, Robert J. Doran has succeeded Steven J. Wagenheim as our full-time chief executive officer. Dean S. Oakey was elected our chief concept officer and became a full-time employee. Fouad Z. Bashour, Robert J. Doran, Michael S. Rawlings, Louis M. Mucci, and Michael H. Staenberg became members of our board, with Mr. Bashour serving as chairman of our board.

CDP and DHW, formerly our majority shareholder and the direct or indirect landlord of 17 of our locations, have entered into a shareholder and voting agreement. Pursuant to the shareholder and voting agreement:

•                                          DHW agrees to vote its shares for CDP’s five nominees to our board of directors;

•                                          CDP agrees to vote its shares for DHW’s two nominees to our board of directors;

•                                          at any meeting of our shareholders, DHW agrees to vote its shares in the same manner as CDP on any other matter presented to the shareholders; and

•                                          DHW granted an irrevocable proxy to CDP to vote all of the shares of our common stock which are owned by DHW.

The shareholder and voting agreement will terminate on the earliest to occur of (1) the mutual agreement of CDP and DHW, (2) the fifth anniversary of the date of the shareholder and voting agreement, (3) the date on which DHW and its affiliates no longer own at least 250,000 shares of our common stock, (4) the date on which DHW’s loans to its primary lenders are reduced to an aggregate principal amount of $250,000 or less and (5) the date on which CDP and its affiliates no longer own any of our capital stock.

USE OF PROCEEDS

All of the net proceeds from the sale of the shares will go to the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

The selling shareholders may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          to cover short sales made after the date that this registration statement is declared effective by the SEC;

•                                          broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. However, in no event shall any broker-dealer receive fees, commission or mark-ups which, in the aggregate, would exceed eight percent (8%) of the aggregate amount offered.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. We do not know of any arrangements by the selling shareholders for the sale of any of the shares.

Upon our company being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and complied with.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling shareholders and/or the purchasers. Each selling shareholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling shareholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the selling shareholders in connection with resales of its shares under this registration statement.

Pursuant to the various applicable agreements, which were negotiated on an arm’s length basis with the selling shareholders, we are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. Our company and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the selling shareholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

For purposes of this offering, Briggs and Morgan, Professional Association is giving its opinion on the validity of the shares.

EXPERTS

The financial statements as of December 28, 2010 and December 29, 2009, and for each of the years then ended, incorporated by reference in this prospectus, have been audited by Schechter Dokken Kanter Andrews & Selcer Ltd., independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by Section 302A.521 of the Minnesota Statutes, Article 9 of our Amended and Restated Articles of Incorporation provides that we will indemnify and may, in the discretion of our board of directors, insure our current and former directors, officers and employees in the manner and to the fullest extent permitted by law. Section 6.1 of our Amended and Restated By-laws provides that we will indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

You should only rely on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  You should not assume that the information in this document is accurate as of any date other than the date on the front of this document.  This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

7,043,247 Shares

Granite City Food & Brewery Ltd.

Common Stock

PROSPECTUS

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the registrant in connection with this offering.  All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$3,009
Legal fees and expenses	$40,000
Accounting fees and expenses	$5,000
Blue sky and related fees and expenses	$0
Miscellaneous (including listing fees)	$1,991
Total	$50,000

The selling shareholders will be responsible for any underwriting discounts, brokerage fees or commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the shares being registered and for any legal, accounting and other expenses incurred by the selling shareholders.

Item 15.  Indemnification of Directors and Officers.

The registrant is governed by Minnesota Statutes Chapter 302A.  Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney’s fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

As permitted by Section 302A.521 of the Minnesota Statutes, Article 9 of the Amended and Restated Articles of Incorporation of the registrant provides that the registrant shall indemnify and may, in the discretion of the board of directors, insure current and former directors, officers and employees of the registrant in the manner and to the fullest extent permitted by law.  Section 6.1 of the Amended and Restated By-laws of the registrant provides that the registrant shall indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons:  (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees of the registrant.

The registrant and the selling shareholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

See “Exhibit Index.”

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) Rule 415 Offering.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Filings Incorporating Subsequent Exchange Documents by Reference.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 22, 2011.

Granite City Food & Brewery Ltd.

By:	/s/ Robert J. Doran
Robert J. Doran
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Doran	Chief Executive Officer and Director	July 22, 2011
Robert J. Doran	(Principal Executive Officer)

/s/ James G. Gilbertson	Chief Financial Officer (Principal	July 22, 2011
James G. Gilbertson	Financial Officer and Principal Accounting Officer)

*	Chairman of the Board
Fouad Z. Bashour

*	Director
Milton D. Avery

*	Director
Joel C. Longtin

*	Director
Louis M. Mucci

*	Director
Michael S. Rawlings

*	Director
Michael H. Staenberg

*	President, Founder and Director
Steven J. Wagenheim

*By	/s/ James G. Gilbertson	July 22, 2011
James G. Gilbertson
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to our Current Report on Form 8-K filed on August 31, 2010 (File No. 000-29643)).

4.2	Amended and Restated By-laws of the Registrant (incorporated by reference to our Current Report on Form 8-K, filed on May 4, 2007 (File No. 000-29643)).

4.3	Specimen common stock certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).

5	Opinion of Briggs and Morgan, Professional Association.*

23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney.*

*      Previously filed.

E-1